Exhibit 99.1

MEDIA RELEASE

American Campus Communities Mourns the Death of Non-Executive
Chairman of the Board, Dan Burck

AUSTIN, Texas—September 14, 2015 American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., has lost a great friend and leader. R.D. Burck, who passed away on September 12, served as the company’s independent, non-executive Chairman of the Board from the time of its IPO in 2004 until his passing.

"Dan Burck waged a fierce battle against terminal cancer," said Bill Bayless, American Campus CEO. "We were not surprised when he responded to emails just last week, continuing to lead us to his very last day. I can't begin to put into words the personal and professional loss this represents to many of us as individuals, to our Board and to our company as a whole. We were all incredibly blessed to have Dan be our guiding light, our mentor, our colleague and our friend. The world has truly never known a finer gentleman. Dan brought out the finest qualities in everyone that he touched and the greatest tribute we can pay to him is for each of us to emulate the kindness, character and integrity with which he lived his life. While the loss we feel is great, it is time to fondly recall and celebrate Dan's extraordinary life and how fortunate we were to be part of it. He loved his American Campus family and we felt the same about him. The thoughts and prayers of the whole company are with his family."

Edward Lowenthal, a longstanding member of the Board and Chair of the Corporate Governance and Nominating Committee, will continue to serve as the acting independent, non-executive Chairman of the Board.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2015, American Campus Communities owned 159 student housing properties containing approximately 96,400 beds. Including its owned and third-party managed properties, American Campus Communities’ total managed portfolio consisted of 198 properties with approximately 126,800 beds. Visit www.americancampus.com.

AT THE COMPANY:
Ryan Dennison
Investor Relations
(512) 732-1000